[GRAPHIC OMITTED]                                                  Press Release
--------------------------------------------------------------------------------

                                  Contact: Denise DesChenes/Kara Findlay Citigate Sard Verbinnen
                                                  (212) 687-8080/(312) 895-4700


                FOAMEX INTERNATIONAL ANNOUNCES FOURTH QUARTER AND
                             FULL-YEAR 2004 RESULTS

                        Secures Amended Credit Agreements

         Provides Update on Financial Reporting Controls and Procedures


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LINWOOD,  PA, April 4, 2005 - Foamex  International  Inc.  (NASDAQ:  FMXI),  the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced its 2004 fourth quarter and full-year financial results.

Fourth Quarter 2004 Results
Sales
-----
Net sales for the fourth quarter were $328.6 million, up 4% from $315.2 million in the fourth quarter of 2003 primarily due to the Company's pricing initiatives in response to higher raw material costs and growth in the Foam Products segment, offset by lower Automotive sales. Gross profit was $28.7 million in 2004, compared to $37.1 million in the fourth quarter of 2003. The decline in gross profit is primarily due to raw material cost increases which exceeded what the Company was able to recover through pricing in the period, and other higher operating costs. Gross profit as a percentage of net sales in the quarter decreased to 8.7% from 11.8% in the fourth quarter of 2003.

Earnings
--------
Foamex had a net loss for the fourth quarter of $15.0 million, or $0.61 per diluted share, compared to a net loss of $3.5 million, or $0.14 per diluted share, in the fourth quarter of 2003.

Income from operations was $5.8 million for the 2004 fourth quarter, compared to $14.7 million in the fourth quarter of 2003, due to the reduction in gross profit described above.

Interest and debt issuance expense for the 2004 fourth quarter was $20.8 million, compared to $18.3 million in the fourth quarter of 2003.

As of January 2, 2005, the Company's availability under its revolving credit facility was $25.0 million. Management continues to believe that cash generated by operations, current cash on hand and available borrowings under the revolving credit facility will be sufficient to fund the Company's current operating and capital needs and debt obligations.

Commenting on the results for Foamex, Tom Chorman, President and Chief Executive Officer, said, "This was a difficult quarter and year for the Company. We experienced significant increases in the cost of our chemical raw materials in the second half of the year, which has had a clear adverse impact on our near-term results, and overshadowed positive year-to-year revenue and profit trends in several of the businesses. We are aggressively implementing customer price increases, and tightening spending to manage through this currently difficult environment, while adhering to the strategies that will create long-term financial improvement for the Company."

Amendment of Credit Agreements
The Company also announced that Foamex L.P., its primary operating subsidiary, has amended its Credit Agreements with its existing lenders. Under the terms of the agreement, the amendments modify the fixed charge coverage ratio for the first quarter of 2005 through the first quarter of 2006. Additionally, Foamex L.P. will be able to access up to $25.0 million of the $39.0 million commitment under its Term Loan B Agreement for working capital purposes.

Chorman said, "We are pleased that we were able to secure amendments that reset the coverage ratio going forward. The amendments, which also provide access to funding for increased working capital needs, are evidence of our lenders' continued confidence in Foamex and our future direction."

Restatement of Third Quarter 2004 Results & Update on Internal Control Over Financial Reporting

The Company is restating its third quarter 2004 financial statements correcting an error in recording the valuation allowance established in that period against its deferred income tax assets. A portion of the valuation allowance, which was previously charged directly to stockholders' deficiency as a component of accumulated other comprehensive loss, should have been included in the provision for income taxes thereby increasing the net loss in the third quarter by $16.7 million, but having no impact on total stockholders' deficiency.

As previously disclosed, the Company has elected to utilize the 45-day extension granted by the SEC to file its assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. To date, the Company has identified two material weaknesses in its internal control over financial reporting and may identify others as it concludes its assessment. One identified material weakness relates to the required restatement referenced above. The other material weakness relates to the Company's accounting for labor and overhead variances to our standard costs, which should be included in our work in process and finished goods inventories. Management is addressing the material weakness by revising the Company's process to account for labor and overhead variances.

In addition, in April 2004, the Company disclosed certain reportable conditions regarding its internal controls. Subsequent to that disclosure, the Company became the subject of an informal inquiry by the Securities and Exchange Commission relating to the Company's internal controls. The Company is currently negotiating a settlement of this matter with the SEC's staff.


2004 Results
Sales
-----
Net sales for 2004 were $1.27 billion, down 3% from $1.30 billion in 2003, primarily as a result of the $96 million decline in net sales in the Automotive Products segment due to lower volume from sourcing actions by major customers, partially offset by higher net sales in the Foam Products and Technical Products segments. Gross profit was $141.8 million, down slightly from $143.7 million in 2003. Margins improved to 11.2% of net sales, compared to 11.0% of net sales in 2003, due to profit improvements as a result of better product mix in Foam Products, partially offset by lower volume in the Automotive Products segment and higher overall raw material costs.

Earnings
--------
Net loss for 2004 was $150.9 million, or $6.17 per diluted share, compared to a net loss of $21.5 million, or $0.88 per diluted share, in 2003. The loss in 2004 includes a $128.6 million income tax charge for the establishment of a valuation allowance for the Company's deferred income tax assets.

Income from operations was $50.6 million in 2004, compared to $62.9 million in 2003, due to lower gross profit and higher corporate costs associated with Sarbanes-Oxley Act compliance and bad debt expense, primarily the result of one large customer writeoff. Results for the periods include a net restructuring charge of $3.2 million in 2004, and a net restructuring credit of $1.8 million in 2003.

Interest and debt issuance expense for 2004 was $76.7 million, compared to $88.4 million in 2003. The decrease in 2004 is primarily due to lower amortization of debt issuance costs, which included a write off of debt issuance costs of $12.9 million in 2003 associated with the early extinguishment of debt.

Business Segment Performance
Foam Products
-------------
Foam Products net sales for the fourth quarter of 2004 were $151.0 million, up 17% from the fourth quarter of 2003 due to pricing initiatives and improved product mix. Income from operations for the fourth quarter of 2004 was $9.8 million, compared to $11.5 million in the fourth quarter of 2003, as higher raw material costs in 2004 more than offset increases in selling prices.

For the year 2004, Foam Products net sales were $551.4 million, up 9% from $507.6 million in 2003, primarily as a result of increased volumes of value added products and higher selling prices. Income from operations was $52.4 million in 2004, up 19% from $44.0 million in 2003 primarily as a result of improved volume mix. Income from operations was 9.5% of net sales in 2004 and 8.7% of net sales in 2003.

Automotive Products
-------------------
Automotive Products net sales for the fourth quarter of 2004 were $83.2 million, down 18% from $101.8 million in the same period a year ago primarily as a result of the previously disclosed loss of business from major customers. Income from operations for the fourth quarter of 2004 was $3.0 million, compared to $7.0 million in 2003, primarily as a result of lower sales and higher operating costs.

For the year 2004, Automotive Products had net sales of $351.0 million, compared to $447.1 million in 2003, and income from operations of $19.2 million, compared to $33.4 million in 2003, for the same reasons noted above.

Carpet Cushion Products
-----------------------
Carpet Cushion Products net sales for the fourth quarter were $54.7 million, up 6% from $51.5 million in the fourth quarter of 2003. Income from operations was $0.8 million in the fourth quarter of 2004, compared to $2.6 million in the same period in 2003, due to lower selling prices and higher operating costs.

For the year 2004, Carpet Cushion Products sales were $209.2 million, compared to $208.9 million in 2003. Income from operations in 2004 was $8.5 million, compared to $5.4 million in 2003, primarily due to lower operating costs.

Technical Products
------------------
Net sales for Technical Products in the fourth quarter were $30.8 million, up 8% from $28.6 million in the fourth quarter of 2003, primarily due to unit volume growth and better product mix. Income from operations for the fourth quarter of 2004 was $7.6 million, compared to $7.2 million in the fourth quarter of 2003.

For the year 2004, net sales for Technical Products were $124.1 million, compared to $117.5 million in 2003, primarily due to higher unit volume and improved mix. Income from operations in 2004 increased to $32.9 million, compared to $32.1 million in 2003.

Conference Call and Replay
Foamex management will host a conference call today, Monday, April 4, 2005, at 11:00 a.m. EDT to discuss the Company's fourth quarter and full-year 2004 results. Investors can access the conference call in the U.S. by dialing 888-390-2576 (international callers, dial 517-645-6260), asking to be connected to the Foamex investor call led by Thomas Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site shortly after the call.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, cost savings initiatives, the Company's ability to recover raw material cost increases, introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #

                   Foamex International Inc. and Subsidiaries
                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)


                                                               Fourth Quarter Comparative           Year Comparative
                                                                 2004            2003            2004             2003
                                                               --------        --------       ----------       ----------
Net Sales                                                      $328,643        $315,230       $1,266,394       $1,304,560
Cost of Goods Sold                                              299,908         278,097        1,124,547        1,160,870
                                                               --------        --------       ----------       ----------
Gross Profit                                                     28,735          37,133          141,847          143,690
Selling, General & Administrative Expenses                       21,990          22,980           87,995           82,588
Restructuring, Impairment and Other Charges (Credits)               928            (522)           3,250           (1,759)
                                                               --------        --------       ----------       ----------
Income from Operations                                            5,817          14,675           50,602           62,861
Interest and Debt Issuance Expense                               20,756          18,335           76,667           88,374
Income from Equity Interest in Joint Ventures                       345              92              687            1,466
Other Income (Expense), Net                                          59            (646)            (220)          (3,446)
                                                               --------        --------       ----------       ----------
Loss Before Benefit for Income Taxes                            (14,535)         (4,214)         (25,598)         (27,493)
Provision (Benefit) for Income Taxes                                432            (701)         125,335           (6,004)
                                                               --------        --------       ----------       ----------
Net Loss                                                       $(14,967)       $ (3,513)      $ (150,933)      $  (21,489)
                                                               ========        ========       ==========       ==========

------------------------------------------------------------------------------------------------------------------------------

Earnings Per Share - Basic:
Net Loss                                                       $  (0.61)       $  (0.14)      $    (6.17)      $    (0.88)
                                                               ========        ========       ==========       ==========
Weighted Average Shares Outstanding                              24,452          24,409           24,444           24,394
                                                               ========        ========       ==========       ==========

Earnings Per Share - Diluted:
Net Loss                                                       $  (0.61)       $  (0.14)      $    (6.17)      $    (0.88)
                                                               ========        ========       ==========       ==========
Weighted Average Shares Outstanding                              24,452          24,409           24,444           24,394
                                                               ========        ========       ==========       ==========

                                                      -more-

                   Foamex International Inc. and Subsidiaries
                             Selected Financial Data
                                   ($Millions)
                                   (Unaudited)


                                       January 2, 2005        December 28, 2003
                                       ---------------        -----------------
Balance Sheet:
   Cash                                      $5.4                   $6.6

   Accounts Receivable, Net                $182.7                 $181.3

   Inventories                             $100.0                  $95.9

   Current Assets                          $310.5                 $326.6

   Total Assets                            $645.7                 $789.9

   Revolving Credit Borrowings             $114.9                  $96.1

   Accounts Payable                        $104.3                  $98.3

   Current Liabilities                     $367.6                 $302.4

   Long-Term Debt                          $568.5                 $633.6

   Total Debt                              $750.5                 $745.6

   Shareholders' Deficit                  $(358.3)               $(203.1)



                                         Year Ended              Year Ended
                                       January 2, 2005        December 28, 2003
                                       ---------------        -----------------
Other:
   Depreciation and Amortization            $25.9                  $26.0

   Capital Expenditures                      $5.5                   $6.5